SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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The McClatchy Company

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THE McCLATCHY COMPANY
2100 Q Street
Sacramento, CA 95816

March 29, 2002

To our Shareholders:

I am pleased to invite you to attend the annual meeting of shareholders of The McClatchy Company on Wednesday, May 15, 2002, at 9:00 a.m. in the Vizcaya Pavilion, located at 2019 21st Street, Sacramento, California 95818.

At this year’s meeting, you are being asked to: (i) elect Directors for the coming year and (ii) ratify the appointment of McClatchy’s independent auditors. The notice of meeting and proxy statement that follow this letter describe these items in detail. Please take the time to read these materials carefully.

Your Board of Directors unanimously believes that the two items proposed by the Board are in the best interests of McClatchy and its shareholders, and recommends that you vote in favor of the proposals.

In addition to these items of business, at the meeting I will report to you on McClatchy’s operations and results, and respond to comments and answer questions of general interest to shareholders.

Whether or not you plan to attend the meeting, it is important that your shares be represented. Even if you plan to attend the meeting in person, please complete, date, sign and return the enclosed proxy to ensure that your shares will be represented at the meeting. If you attend the meeting, you may withdraw your proxy and vote in person. Shareholders who hold their shares in “street” name may vote via the Internet or telephone by following the instructions on the voting form received from their broker or bank.

Thank you.

Sin	cerely,

Ga	ry Pruitt
Chairman, President and Chief Executive Officer

THE McCLATCHY COMPANY
2100 Q Street
Sacramento, CA 95816

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
THE McCLATCHY COMPANY
TO BE HELD MAY 15, 2002

To our Shareholders:

The annual meeting of shareholders of The McClatchy Company will be held in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, on Wednesday, May 15, 2002, at 9:00 a.m. local time, for the following purposes:

1.	The election of Directors;

2.	The ratification of Deloitte & Touche LLP as McClatchy’s independent auditors for the 2002 fiscal year; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has chosen March 18, 2002, as the “record date” to identify those shareholders who are entitled to notice of the Annual Meeting and to vote at the meeting. A list of those shareholders will be available for examination by any shareholder, for any purpose relating to the meeting, both at the meeting and for ten days prior to the meeting during ordinary business hours at McClatchy’s corporate offices, 2100 Q Street, Sacramento, California. This notice, the attached proxy statement and the enclosed proxy card for the meeting are first being mailed to shareholders on or about March 29, 2002.

By	Order of the Board of Directors

Ka	role Morgan-Prager, Corporate Secretary

March 29, 2002

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE. THE SUBMISSION OF YOUR PROXY WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

THE McCLATCHY COMPANY
2100 Q Street
Sacramento, California 95816

PROXY STATEMENT

The Board of Directors is sending you this Proxy Statement and soliciting your proxy. This proxy statement explains the matters to be considered and acted upon at the Annual Meeting of Shareholders on May 15, 2002, and how to vote your shares. This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about March 29, 2002.

GENERAL INFORMATION FOR SHAREHOLDERS

As a shareholder of McClatchy, you can be represented at the Annual Meeting and have your shares voted as you direct by means of the enclosed proxy card. For shares of McClatchy that a shareholder beneficially owns and holds in “street” name through a broker or bank, the shareholder may vote by completing and returning the voting form provided by their broker or bank or via the Internet or by telephone through their broker or bank, if such a service is provided. To vote via the Internet or by telephone, you should follow the voting instructions on the form provided by your broker or bank. Votes submitted electronically via the Internet or by telephone must be received by 12:00 a.m. Pacific Time on May 15, 2002. When you sign the proxy card or submit your proxy over the Internet or by telephone, you name Gary Pruitt and Karole Morgan-Prager as your proxy holders. They will vote your shares (and all of the shares of McClatchy stock represented by every properly signed and returned proxy card) at the Annual Meeting as you direct.

You specify your voting choices by marking the appropriate boxes on the proxy card or by making similar selections if submitting your proxy over the Internet or by telephone. If you don’t specify your voting choices, your proxy holders will vote your shares as recommended by the Board of Directors. The recommendations of the Board of Directors are set forth in this proxy statement.

Submission of your proxy also authorizes the proxy holders to vote your shares on any matters that may be properly presented for action at the Annual Meeting if McClatchy had notice of the matter on or before February 8, 2002.

YOU MUST RETURN A PROPERLY SIGNED PROXY CARD TO AUTHORIZE THE PROXY HOLDERS TO VOTE YOUR SHARES.

The Board of Directors encourages you to submit your proxy even if you plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the Annual Meeting and wish to vote in person, your completed ballot at the Annual Meeting will cancel any proxy that you previously submitted.

OUTSTANDING SHARES AND VOTING RIGHTS

Shareholders of record on March 18, 2002, are entitled to notice of and to vote at the Annual Meeting. On that day, there were 19,060,469 shares of McClatchy Class A Common Stock and 26,623,147 shares of McClatchy Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote in the election of the four Class A directors, no vote in the election of the eleven Class B directors and one-tenth of a vote on all other matters presented at the meeting. Each share of Class B Common Stock is entitled to one vote in the election of the eleven Class B directors, no vote in the election of the four Class A directors and one vote on all other matters presented at the meeting. Election of the Class A and Class B directors will be by plurality of the votes cast by each respective class.

If you indicate “withhold authority to vote” for any nominee on your proxy card, your vote will not count either for or against the election of the nominee. If you abstain from voting in connection with the proposal to ratify the selection of independent auditors, it has the same effect as if you voted against the proposal. Abstentions will be counted in determining whether a quorum is present.

Under the New York Stock Exchange’s current rules, if your broker holds your shares in “street” name, the broker may vote your shares: (i) for the election of the Class A nominees and (ii) for the ratification of the selection of the independent auditors, even if it does not receive instructions from you. However, if your broker does not return your proxy for the election of a nominee for director, the non-vote will not count either for or against the nominee. Likewise, if your broker does not return your proxy for the proposal to ratify the selection of our independent auditors, that non-vote will have no effect on the outcome of the proposal. Broker non-votes will be counted in determining whether a quorum is present.

COST OF SOLICITING PROXIES

The cost of this proxy solicitation will be borne by McClatchy. McClatchy will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to McClatchy shareholders. Employees of McClatchy and its subsidiaries may also solicit proxies personally and by telephone. The expense for this would be nominal.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

McClatchy’s Amended and Restated Certificate of Incorporation provides that the holders of Class A Common Stock have the right as a class to elect 25% of McClatchy’s directors, or the nearest larger whole number, but no vote with respect to the election of the other directors. The holders of the Class B Common Stock have the right to elect the remaining directors. At the Annual Meeting, four Class A Directors will be elected by the Class A shareholders and eleven Class B Directors will be elected by the Class B shareholders.

Your shares will be voted, unless authority is withheld on your proxy card, for the election of the four nominees for Class A Directors named below if you are a Class A shareholder and for the election of the eleven nominees for Class B Directors named below if you are a Class B shareholder. Each nominee is presently a Director of McClatchy. The Directors elected will serve for the ensuing year and until their successors are elected or appointed and qualified or until their earlier resignation or removal. If any

Director nominee is unable or declines to serve as a director at the time of the Meeting, the Board may, by resolution, provide for a lesser number of Directors or designate a substitute Director to fill the vacancy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Nominees for Class A Directors

Elizabeth Ballantine, 53, has been a Director of McClatchy since March 1998. Prior to joining the Board of Directors, Ms. Ballantine was a director of Cowles Media Company, a position she had held since 1993. Since 1999, Ms. Ballantine has been president of EBA Associates, a consulting firm. From 1993 to 1999 she was an attorney in the Washington, D.C. law firm of Dickstein, Shapiro, Morin and Oshinsky LLP. From 1990 until 1993, she worked as a private consultant advising clients on international business investments. Ms. Ballantine has also been an Adjunct Professor of History with The George Washington University since 1991.

Leroy Barnes, Jr., 50, has been a Director of McClatchy since September 2000. Mr. Barnes is Vice President and Treasurer of PG&E Corporation, a position he has held since July 2001. From 1997 to 2001, Mr. Barnes was Vice President and Treasurer of The Gap, Inc. From 1985 to 1997, Mr. Barnes was an executive at Pacific Telesis Group, the diversified telecommunications parent company of Pacific Bell, where he held positions as Assistant Treasurer, Division General Manager, and Vice President and Chief Financial Officer of PacTel Corporation, Pacific Telesis’ unregulated subsidiary. He also served as Chief Financial Officer of U.C. Press, the international publishing subsidiary of the University of California, from 1979 to 1985; as a Management Consultant at Touche Ross & Co. from 1978 to 1979; and as Assistant Director of Admissions at Stanford University from 1974 to 1976. Mr. Barnes serves on the board of directors of Longs Drug Stores Corporation. He is the former Chairman of the Board of The California Endowment and a member of the board of directors of the Head-Royce School. He has also served as a financial consultant to the United States Departments of Treasury, Defense and Agriculture during the 1990’s.

S. Donley Ritchey, 68, has been a Director of McClatchy since July 1985. He retired from Lucky Stores in 1986, where he was chief executive officer and chairman of its board of directors. Mr. Ritchey currently is a director of SBC Communications, Inc., De La Salle Institute and The John Muir/Mt. Diablo Health System, and is managing partner of Alpine Partners, a family investment general partnership.

Maggie Wilderotter, 47, has been a Director of McClatchy since January 2001. She has served as President, Chief Executive Officer and a director of Wink Communications, Inc. since 1997. From 1995 to 1997, Ms. Wilderotter was the Executive Vice President of National Operations and Chief Executive Officer of the Aviation Communications Division of AT&T Wireless Services, Inc., a provider of wireless communications services in the United States and a wholly owned subsidiary of AT&T Corporation. Prior to her tenure at AT&T Wireless, Ms. Wilderotter was Senior Vice President of McCaw Cellular Communications, Inc. from 1991 to 1995 and Regional President of the California/Nevada/Hawaii Region. McCaw became AT&T Wireless upon AT&T’s acquisition of McCaw. Ms. Wilderotter serves on the boards of directors of Airborne Express, Gaylord Entertainment Co., American Tower Corp., Anixter International, Inc., The California Chamber of Commerce, The National Cable and Television Association, California Cable Television Association, Women in Cable

and Telecommunications and Electric Lightwave, Inc. Ms. Wilderotter is also a member of the boards of trustees of the College of the Holy Cross and the Walter Kaitz Foundation.

Nominees for Class B Directors

William K. Coblentz, 79, has been a Director of McClatchy since March 1979. He is a senior partner in the San Francisco law firm of Coblentz, Patch, Duffy & Bass. He was a member of the board of directors of Pacific Telesis Group from 1976 to 1992 and is a member of the board of directors of The Central Valley Foundation, the Public Policy Institute of California and the Koret Foundation. From 1964 to 1980 Mr. Coblentz was a member of the University of California Board of Regents and served as chairman for two years.

Molly Maloney Evangelisti,1 49, has been a Director of McClatchy since July 1995. She worked in various capacities for The Sacramento Bee from October 1978 to December 1996, including the oversight of special projects.

Larry Jinks, 73, has been a Director of McClatchy since July 1995. He spent 37 years with Knight Newspapers and Knight-Ridder, Inc. During that time, he served as managing editor of The Miami Herald from 1966 to 1972, as executive editor of The Miami Herald from 1972 to 1976, as editor of the San Jose Mercury News from 1977 to 1981, as a corporate officer of Knight-Ridder from 1981 to 1989, and as publisher of the San Jose Mercury News from 1989 to 1994. He is a former member of the executive committee of the Media Management Center at Northwestern University and former chairman of the Knight Foundation’s Journalism Advisory Committee.

Joan F. Lane, 73, has been a Director of McClatchy since March 1989. She is currently a Special Assistant to the Board of Trustees and to the President of Stanford University. She served on the board of directors of The James Irvine Foundation from 1990 to 2001 and The Brown Group, Inc. from 1985 to 1996. From 1984 to 1991 she was a trustee of the San Francisco Foundation. Mrs. Lane served as Special Assistant to the Dean of the School of Humanities and Sciences of Stanford University from 1982 to 1992. She was a member of the board of trustees of Smith College from 1978 to 1985, and chairman of the board from 1982 to 1985.

James B. McClatchy,1 81, is Publisher of McClatchy, having been elected to that position in July 1987. He served as the Chairman of the Board of Directors from April 1989 to May 1995 and from August 1980 to July 1987. Mr. McClatchy was a Director of McClatchy from 1943 through 1965, was again elected a Director in 1976 and has served in that capacity since that time. He is a former owner and publisher of several weekly newspapers in California and Nevada. He is a board member and past president of the Inter-American Press Association, past president and director of the French American International School, and a director and president of The Central Valley Foundation. He is also a member of the board of directors of Valley Vision.

Kevin S. McClatchy,1 39, has been a Director of McClatchy since September 1998. Since 1996, he has been the Managing General Partner and Chief Executive Officer of the Pittsburgh Pirates major league baseball team. From 1994 to 1995 he was President of the Northern California Sports

1    James B. McClatchy and William Ellery McClatchy are brothers. Kevin S. McClatchy is their nephew and Molly Maloney Evangelisti is their cousin.

Development Group and The Modesto A’s, a minor league baseball team. He was Sales Director for The Newspaper Network, Inc. from 1993 to 1994, Advertising Director at the Amador Ledger Dispatch from 1992 to 1993 and sales representative for The Sacramento Bee from 1990 to 1992.

William Ellery McClatchy,1 78, has been a Director of McClatchy since March 1976 and Assistant Secretary since August 1980.

Theodore R. Mitchell, 46, has been a Director of McClatchy since September 2001. He is President of Occidental College in Los Angeles, a position he has held since July 1999. Dr. Mitchell was vice president of education and strategic initiatives at the J. Paul Getty Trust from 1998 to 1999. Dr. Mitchell held various positions with the University of California, Los Angeles from 1992 to 1998, including serving as Vice Chancellor, Academic Planning and Budget, and Vice Chancellor for External Affairs. He served as Deputy to the President and to the Provost of Stanford University from 1991 to 1992. Prior to that time, he was a professor at Dartmouth College, where he also served as Chair of the Department of Education. Dr. Mitchell serves on the boards of directors of New Schools Venture Fund and Children Now, as well as the Gateway Learning Corporation, a privately-held company.

Erwin Potts, 69, has been a Director of McClatchy since March 1976. Mr. Potts served as Chairman of the Board from May 1995 to May 2001, as Chief Executive Officer of McClatchy from 1989 to 1996, as President from 1987 to 1995 and as Chief Operating Officer from 1987 to 1989. He was McClatchy’s Executive Vice President from 1985 to 1987, and a Vice President from 1979 to 1985. He has served as a director of Rainbird Sprinkler Manufacturing Corporation since 1999. He also currently serves on the board of the Committee to Protect Journalists. He is a former director of the Newspaper Association of America and the California Newspaper Publishers Association and a former member of the California Business Roundtable.

Gary B. Pruitt, 44, has been Chief Executive Officer of McClatchy since May 1996 and President since May 1995. In May 2001 he was named McClatchy’s Chairman of the Board. He has been a Director of McClatchy since July 1995. He served as Chief Operating Officer of McClatchy from 1995 to 1996. From 1994 to 1995 he served as Vice President, Operations and Technology of McClatchy. Prior to that time he was Publisher of The Fresno Bee from 1991 to 1994. He served McClatchy as Secretary and General Counsel from 1987 to 1991 and Counsel from 1984 to 1987. He currently serves as a member of the boards of directors of the Newspaper Association of America, The James Irvine Foundation and The Mutual Insurance Company, Limited. He is also Chairman of the Newspaper Association of America Postal Committee and Associated Press Auditing Committee.

Frederick R. Ruiz, 58, has been a Director of McClatchy since July 1993. Since 1998, he has been chairman of Ruiz Foods, Inc., a privately held frozen food company, and was president and chief executive officer of that company from 1990 to 1998. Mr. Ruiz currently serves on the board of directors of Gottschalks, Inc., Verdisys, The California Endowment, The Hispanic College Fund and the Institute for Family Business. He is a member of the Business Advisory Council of California State University, Fresno.

Other Executive Officers

Peter M. CaJacob, 58, has been Vice President, Human Resources of McClatchy since December 1993. He joined McClatchy as its Director of Human Resources in 1990. From 1989 to 1990 he was

1    James B. McClatchy and William Ellery McClatchy are brothers. Kevin S. McClatchy is their nephew and Molly Maloney Evangelisti is their cousin.

director of human resources for the GenCorp Automotive Group and prior to that time held management positions in human resources with Aerojet General Corporation and Whirlpool Corporation. Mr. CaJacob served on the board of directors of the Industrial Relations Bureau of the California Newspaper Publishers Association in 1990 and 1991.

Christian A. Hendricks, 39, has been Vice President, Interactive Media of McClatchy since August 1999. He joined McClatchy in 1992 as Advertising Manager, Marketing for The Fresno Bee. From 1993 to 1994 he served as Marketing Director for The Fresno Bee. In 1994 he was named Manager of Technology for McClatchy. He held this position until 1996 when he was promoted to President and Publisher of Nando Media, where he served until August 1999. Mr. Hendricks serves on the Newspaper Association of America Committee on Diversity.

Karole Morgan-Prager, 39, has been General Counsel and Corporate Secretary of McClatchy since July 1995 and was named Vice President in May 1998. From 1992 to 1995 she was Associate General Counsel of The Times Mirror Company. She was an associate with the law firm of Morrison & Foerster LLP from 1987 to 1992. She currently serves on the board of directors of The Boys & Girls Club of Greater Sacramento.

Patrick J. Talamantes, 37, has been Vice President, Finance, Chief Financial Officer and Treasurer of McClatchy since April 2001. Prior to that he was with Sinclair Broadcast Group, Inc. from 1996 to 2001, and served the last two years as Chief Financial Officer. Mr. Talamantes was Treasurer of River City Broadcasting LP of St. Louis from 1995 to 1996, and spent nine years in various banking positions with Chemical Bank of New York.

Howard C. Weaver, 51, has been Vice President, News of McClatchy since April 2001. He joined McClatchy in 1979 and in 1983 became editor of the Anchorage Daily News. From 1995 to 1996 he served as assistant to the president for new media strategies and from 1996 to 2001 he was editor of the editorial pages at The Sacramento Bee. Mr. Weaver is a member of the American Society of Newspaper Editors and has four times served as a Pulitizer Prize juror. Mr. Weaver is on the governing board of the National Center for Courts and the Media, National Judicial College; the board of visitors, John S. Knight Fellowships, Stanford University; and was founding co-chair of the Northern News Service, an international press cooperative of Arctic nations.

Robert J. Weil, 51, has been Vice President, Operations of McClatchy since September 1997, overseeing McClatchy’s operations in the Northwest and the Twin Cities of Minneapolis/St. Paul and The Newspaper Network, McClatchy’s national sales and marketing company. From 1994 to 1997, he served as Publisher of The Fresno Bee. From 1992 to 1994, he was President and Chief Operating Officer for Persis Media, a privately held company with newspaper operations headquartered in Bellevue, Washington. Mr. Weil held other senior management positions with Persis and Gannett from 1973 to 1992. Mr. Weil currently serves on the board of directors of American Press Institute.

Frank R. J. Whittaker, 52, has been Vice President, Operations of McClatchy since September 1997, overseeing McClatchy’s operations in California and the Carolinas. Mr. Whittaker joined McClatchy as General Manager of The Sacramento Bee in 1985. From 1990 to 1997, he served as both President and General Manager of The Sacramento Bee. From 1972 to 1985, Mr. Whittaker served The Toronto Star in Canada in a variety of management positions, including director of strategic planning and circulation director. Mr. Whittaker is past president of the California Newspaper Publishers Association and serves on the board of the Audit Bureau of Circulations, the Sacramento Regional Foundation, and the Graduate School of Business at the University of California, Davis.

Committees of the Board of Directors

The Board of Directors met six times during 2001. The Board of Directors has Compensation, Audit, Nominating and Pension and Savings Plans Committees, and a Committee on the Board.

Compensation Committee.    Mr. Coblentz, Chairperson, Ms. Evangelisti, Mr. Jinks, Mr. Ritchey and Ms. Wilderotter are the members of the Compensation Committee. The Compensation Committee recommends adoption of and administers the following compensation plans for executive officers and certain other employees of McClatchy: the Management By Objective Annual Bonus Plan, the Chief Executive Officer Bonus Plan, the Long-Term Incentive Plan, the Employee Stock Purchase Plan, the 1987 Amended and Restated Stock Option Plan, the 1994 Amended and Restated Stock Option Plan and the 1997 Stock Option Plan. The Compensation Committee held four meetings in 2001.

Audit Committee.    Mr. Ruiz, Chairperson, Mr. Barnes, Mr. Jinks, Mrs. Lane and Mr. Ritchey are the members of the Audit Committee. The Audit Committee recommends the appointment of the independent auditors for McClatchy to the Board of Directors (subject to ratification by the shareholders), reviews the scope and results of the annual audit, approves the services to be performed by the independent auditors, reviews the performance and fees of the independent auditors, the effectiveness and adequacy of the systems of financial reporting and internal accounting controls, and the scope and results of internal auditing procedures, and confirms and assures the independence of the auditors. The Audit Committee held four meetings during 2001.

Pension and Savings Plans Committee.    Mr. Ritchey, Chairperson, Mr. Barnes, Mrs. Lane, Mr. Kevin McClatchy and Mr. Pruitt are the members of the Pension and Savings Plans Committee. The Pension and Savings Plans Committee reviews McClatchy’s pension funding policy and objectives, monitors the investment of the assets in McClatchy’s 401(k) and Pension Plans, and recommends appropriate related action to the Board of Directors. The Pension and Savings Plans Committee held three meetings in 2001.

Nominating Committee.    Mr. Jinks, Chairperson, Ms. Ballantine, Mr. James McClatchy, Mr. William Ellery McClatchy and Mr. Ritchey are the members of the Nominating Committee. The Nominating Committee considers and recommends to the Board director candidates for election by the Class A or Class B shareholders, except candidates who are members of the McClatchy or Maloney families or management. The Nominating Committee held one meeting in 2001. The Nominating Committee will consider recommendations from shareholders for director candidates. Recommendations are required to be submitted in writing to McClatchy’s Corporate Secretary at its corporate headquarters.

Committee on the Board.    Mrs. Lane, Chairperson, Ms. Ballantine, Mr. Barnes, Mr. Coblentz, Ms. Evangelisti, Mr. Jinks, Mr. Kevin McClatchy and Dr. Mitchell are the members of the Committee on the Board. The Committee on the Board advises the Board of Directors with respect to corporate governance issues and such other matters relating to directors as may be deemed appropriate. The Committee on the Board held three meetings in 2001.

All Board and Committee members attended more than 75% of the combined meetings of the Board of Directors and Committees on which they served during 2001 with the exception of Mr. Coblentz, who attended 64%, and Mr. Kevin McClatchy, who attended 60%.

PRINCIPAL SHAREHOLDERS

Class B Common Stock

The following table shows information about the beneficial ownership of the Class B Common Stock as of March 18, 2002 by (i) certain of the Directors and nominees for Director, (ii) all executive officers and Directors (including nominees) of McClatchy as a group, and (iii) each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class B Common Stock.

Certain Directors, Directors and All Executive Officers as a Group, and 5% Shareholders(1)	Number of Shares of Class B Common Stock		Percent
James B. McClatchy	15,109,499	(2)	56.8%
William K. Coblentz	13,119,995	(3)	49.3%
William Ellery McClatchy	12,949,527	(4)	48.6%
Erwin Potts	12,500,000	(5)	47.0%
Molly Maloney Evangelisti	5,462,500	(6)	20.5%
Brown McClatchy Maloney	5,184,440	(7)	19.5%
Kevin S. McClatchy	907,495		3.4%
All executive officers and directors as a group (22 persons)	21,649,962	(8)	81.3%

(1)	All addresses: c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816.

(2)
Includes 12,500,000 shares of Class B Common Stock held under five separate trusts each with 2,500,000 shares and different income beneficiaries. James B. McClatchy, William Ellery McClatchy, William K. Coblentz and Erwin Potts share joint voting and investment control with respect to these trusts. James B. McClatchy disclaims beneficial ownership of all but 2,500,000 shares in one such trust as to which he has a present income interest. Also includes 449,527 shares of Class B Common Stock over which James B. McClatchy, William Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-trustees of a trust established under the will of Charles K. McClatchy, deceased. James B. McClatchy disclaims beneficial ownership of these shares.

(3)
Includes: (i) 12,500,000 shares of Class B Common Stock held under five separate trusts each with 2,500,000 shares and different income beneficiaries. James B. McClatchy, William Ellery McClatchy, William K. Coblentz and Erwin Potts share joint voting and investment control with respect to these trusts; (ii) 449,527 shares of Class B Common Stock over which James B. McClatchy, William Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-trustees of a trust established under the will of Charles K. McClatchy, deceased; and (iii) 170,468 shares of Class B Common Stock with regard to which William K. Coblentz acts as a co-trustee under one trust agreement with voting and investment control shared with other trustees. William K. Coblentz disclaims beneficial ownership of these shares.

(4)
Includes 12,500,000 shares of Class B Common Stock held under five separate trusts each with 2,500,000 shares and different income beneficiaries. James B. McClatchy, William Ellery McClatchy, William K. Coblentz and Erwin Potts share joint voting and investment control with respect to these trusts. William Ellery McClatchy disclaims beneficial ownership of all but 2,500,000 shares in one such trust as to which he has a present income interest. Also includes 449,527 shares of Class B Common Stock over which James B. McClatchy, William Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-trustees of certain trusts established under the will of Charles K. McClatchy, deceased. William Ellery McClatchy disclaims beneficial ownership of these shares.

(5)
These shares are held under five separate trusts each with 2,500,000 shares of Class B Common Stock and different income beneficiaries. James B. McClatchy, William Ellery McClatchy, William K. Coblentz and Erwin Potts share joint voting and investment control with respect to these trusts. Erwin Potts disclaims beneficial ownership of these shares.

(6)
Includes 1,650,000 shares of Class B Common Stock held in trust over which Molly Maloney Evangelisti and Brown McClatchy Maloney share joint voting and investment control as co-trustees. Molly Maloney Evangelisti is a beneficiary under this trust.

(7)
Includes 1,650,000 shares of Class B Common Stock held in a trust over which Brown McClatchy Maloney and Molly Maloney Evangelisti share joint voting and investment control as co-trustees. Brown McClatchy Maloney is a beneficiary under this trust. Also includes 144,440 shares of Class B Common Stock held in four trusts for the benefit of each of his four children, each containing 36,110 shares. Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy Maloney disclaims beneficial ownership of these shares.

(8)	Includes those shares of Class B Common Stock indicated in notes (2) through (6) above.

Class A Common Stock

The following table shows information about the beneficial ownership of the Class A Common Stock as of March 18, 2002 by (i) each Director and nominee for Director, (ii) certain of McClatchy’s executive officers, (iii) all executive officers and Directors (including nominees) as a group, and (iv) each person known to McClatchy to beneficially own more than 5% of the outstanding shares of the Class A Common Stock. In addition, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. All shares of Class A Common Stock subject to options exercisable within 60 days following the record date, March 18, 2002, are deemed beneficially owned by the person holding those options. Also, each holder of Class B Common Stock is deemed to be the beneficial owner of the same number of shares of Class A Common Stock under the Securities and Exchange Commission rules, on the basis that he or she has the right, subject to the terms of the stockholders’ agreement discussed later in this Proxy Statement, to convert Class B Common Stock into Class A Common Stock. See “—Agreement Among Class B Shareholders.” For purposes of calculating the percentage of outstanding shares of Class A Common Stock beneficially owned by each shareholder, the shares of Class A Common Stock deemed to be owned by each shareholder because of his or her ownership of either Class B Common Stock or options to acquire Class A Common Stock are treated as outstanding only for that shareholder. As a result, the column showing the percentage of deemed beneficial ownership of Class A Common Stock does not necessarily reflect the beneficial ownership of Class A Common Stock actually outstanding on March 18, 2002.

	Beneficial Ownership of Outstanding Shares of Class A Common Stock (including shares held by spouse)		Deemed Beneficial Ownership of Class A Common Stock
Directors, Certain Executive Officers, All Directors and Executive Officers as a Group, and 5% Shareholders(1)			Number of Shares Of Class A Common Stock	Percent
James B. McClatchy	3,500		15,112,999	44.2%
William K. Coblentz	24,500	(2)	13,144,495	40.8%
William Ellery McClatchy	13,875	(3)	12,963,402	40.5%
Erwin Potts	34,123	(4)	12,534,123	39.7%
Molly Maloney Evangelisti	127,427	(5)	5,589,927	22.8%
Brown McClatchy Maloney	68,000		5,252,440	21.7%
Kevin S. McClatchy	3,750	(6)	911,245	4.6%
Elizabeth Ballantine	42,334	(7)	42,334	*
Gary B. Pruitt	256,830	(8)	256,830	1.3%

	Beneficial Ownership of Outstanding Shares of Class A Common Stock (including shares held by spouse)		Deemed Beneficial Ownership of Class A Common Stock
Directors, Certain Executive Officers, All Directors and Executive Officers as a Group, and 5% Shareholders(1)			Number of Shares Of Class A Common Stock	Percent
Robert J. Weil	49,030	(9)	49,030	*
Frank R. J. Whittaker	69,063	(10)	69,063	*
Karole Morgan-Prager	37,953	(11)	37,953	*
Patrick J. Talamantes	5,000	(12)	5,000	*
S. Donley Ritchey	18,225	(13)	18,225	*
Joan F. Lane	11,250	(14)	11,250	*
Frederick R. Ruiz	18,000	(15)	18,000	*
Larry Jinks	10,625	(16)	10,625	*
Leroy Barnes, Jr.	625	(17)	625	*
Maggie Wilderotter	625	(18)	625	*
Theodore R. Mitchell	—		—	*
Bruce S. Sherman.	3,403,061	(19)		17.9%
Vanguard PRIMECAP Fund	1,000,000	(20)		5.2%
PRIMECAP Management Company	1,000,000	(21)		5.2%
GAMCO Investors, Inc.	1,008,233	(22)		5.3%
Ariel Capital Management, Inc.	1,631,190	(23)		8.6%
All executive officers and directors as a group (22 persons)(24)	807,542	(24)	22,457,504	54.4%

*	Represents less than 1%.

(1)
All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816, except as follows: (i) Bruce S. Sherman, 3003 Tamiami Trail N., Naples, FL 33940; (ii) Vanguard PRIMECAP Fund, P.O. Box 2600, Valley Forge, PA 19482; (iii) PRIMECAP Management Company, 225 South Lake Avenue, Suite 400, Pasadena, CA 91201; (iv) GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580; and (v) Ariel Capital Management, 200 East Randolph Drive, Suite 2900, Chicago, IL 60601.

(2)	Includes 3,750 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(3)	Includes 13,750 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(4)	Includes 6,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(5)	Includes 8,125 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(6)	Includes 3,750 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(7)	Includes 6,250 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(8)	Includes 245,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(9)	Includes 46,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(10)	Includes 66,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(11)	Includes 36,125 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(12)	Includes 5,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(13)	Includes 13,750 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(14)	Includes 8,125 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(15)	Includes 13,750 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(16)	Includes 10,000 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(17)	Includes 625 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(18)	Includes 625 shares subject to stock options which are currently exercisable or exercisable within 60 days.

(19)	Based on a Schedule 13G/A filed February 15, 2002. Also includes 3,364,561 shares beneficially owned by Gregg J. Powers and Private Capital Management, Inc.

(20)	Based on a Schedule 13G/A filed on February 7, 2002.

(21)	Based on a Schedule 13G/A filed October 26, 1998.

(22)	Based on a Schedule 13G/A filed on September 29, 2000. Includes beneficial ownership of entities affiliated with GAMCO Investors, Inc.

(23)	Based on a Schedule 13G/A filed on January 22, 2002.

(24)
Includes those shares subject to options indicated in notes (2) through (18) above and 76,375 shares subject to stock options not otherwise included in notes (2) through (18) above, which are currently exercisable or exercisable within 60 days.

Agreement Among Class B Shareholders

The holders of the Class B Common Stock are parties to an agreement which will terminate September 17, 2047 (unless terminated earlier in accordance with its terms). The intent of the agreement is to preserve family control of McClatchy. In the agreement the Class B shareholders have agreed that, subject to certain exceptions, none of them can transfer any shares of Class B Common Stock (unless such shares are, as generally permitted by the agreement, first converted into Class A Common Stock) except to one or more “Permitted Transferees.” A “Permitted Transferee” is any current holder of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858—1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more of his lineal descendants.

In the event that a Class B shareholder attempts to transfer any shares of Class B Common Stock in violation of the agreement, or upon the happening of certain other events enumerated in the agreement as “Option Events,” the remaining Class B shareholders have the option to purchase that shareholder’s Class B Common Stock. The option to purchase would entitle each remaining Class B shareholder to purchase the number of shares of Class B Common Stock proportionate to that party’s holdings of Class B Common Stock. If all the shares proposed to be transferred are not purchased by the remaining Class B shareholders, McClatchy has the option of purchasing the remaining shares. In general, any shares not purchased under this procedure will be converted into shares of Class A Common Stock and then transferred freely (unless following conversion the outstanding shares of Class B Common Stock would constitute less than 25% of the total number of all outstanding shares of common stock of McClatchy). The agreement can be terminated by the vote of the holders of 80% of the outstanding shares of Class B Common Stock who are subject to the agreement.

COMPENSATION

Directors’ Compensation

McClatchy pays its non-employee Directors an annual retainer of $30,000 per year plus $1,500 per day for in-person attendance at meetings of the Board of Directors and $1,000 for in-person attendance at Committee meetings. Attendance at Board or Committee meetings by teleconference is compensated at one-half the rate for in-person attendance. Committee Chairs receive an additional $5,000 per year for their services. Compensation for attendance at meetings is subject to a limitation of two meetings in any one day, whether by teleconference or in-person attendance. McClatchy also reimburses non-employee directors for expenses incurred by them in connection with the business and affairs of McClatchy.

Each non-employee Director receives an annual grant of an option to purchase up to 2,500 shares of Class A Common Stock under the 2001 Director Option Plan. The options are granted at fair market value, have a ten-year term and vest in four equal annual installments beginning March 1 following the date of grant.

Report of the Compensation Committee

This report is provided by the Compensation Committee to assist shareholders in understanding the Committee’s objectives and procedures in establishing the compensation of McClatchy’s Chief Executive Officer and other executive officers.

The Compensation Committee, which consists entirely of Directors who are not employees of McClatchy, is responsible for establishing and administering McClatchy’s executive compensation program. The program focuses on both short-term and long-term performance utilizing a combination of cash and equity incentives. It is designed to reward and create incentives for excellence in individual achievement as well as company performance. All members of the Committee qualify as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, or the Code.

The principal elements of McClatchy’s executive compensation program are:

•	annual base salary;

•
annual cash bonus (including the bonus paid to the CEO under the Chief Executive Officer Bonus Plan) based on an assessment of success in meeting performance objectives on an individual, unit and/or company-wide basis;

•	cash compensation under the Long-Term Incentive Plan based upon growth in pretax earnings over a three-year period of time; and

•
stock option awards under McClatchy’s stock option plans which provide equity compensation, the value of which will ultimately be determined by growth over time in the market price of McClatchy’s Class A common stock.

In carrying out its duties, the Committee sets the salary and annual cash bonus of the CEO and, after review and consideration of the recommendations of the CEO, approves the annual cash compensation of the other executive officers. The Committee also administers McClatchy’s employee stock option plans and the Long-Term Incentive Plan, and in so doing, designates all persons who will receive awards and sets the amount, form and other conditions of the awards.

In evaluating McClatchy’s performance, the Committee considers results achieved in revenue, earnings and cash flow, growth in circulation, product excellence and market acceptance, sound strategic planning, development of new products and services, management development, achievement of diversity goals in hiring practices, community involvement and good corporate citizenship. In evaluating the individual performance of key executives, the Committee also reviews leadership and individual achievement.

The Committee believes McClatchy’s compensation program is vital to the achievement of McClatchy’s objectives, in that it will:

•	enable McClatchy to attract and retain key executives essential to its long-term success;

•	motivate and reward senior executives for development and achievement of sound strategic business objectives; and

•	provide opportunity to selected executives to acquire an interest in the success of McClatchy through stock ownership under its stock option plans.

The Committee views other companies in the media industry (including the 12 publicly traded companies included as the peer group in the Five-Year Performance Graph set forth on page 21 of this proxy statement) as McClatchy’s competition when determining competitive compensation practices.

In order to maximize the tax deductibility of option awards upon exercise under Section 162(m) of the Internal Revenue Code of 1986, or the Code, in 1994 McClatchy submitted for a vote of the shareholders its 1994 Stock Option Plan, which Plan was approved. The Amended and Restated 1994 Stock Option Plan, which added an additional 1,000,000 shares to the Plan, was approved by the shareholders in 1998. McClatchy adopted a second Amended and Restated 1994 Stock Option Plan, or 1994 Plan, adding an additional 1,500,000 shares, which was approved by the shareholders in 2001. Also, effective January 1, 1998, McClatchy adopted the Chief Executive Officer Bonus Plan and the Long-Term Incentive Plan, each of which was approved by the shareholders at the 1998 Annual Meeting and qualify under Section 162(m). McClatchy may also determine to pay compensation to the executive officers, including the Chief Executive Officer, that may not be deductible under Section 162(m). Section 162(m) limits the deduction available to McClatchy for compensation paid to the CEO and the four other most highly compensated executive officers to the extent the compensation paid to any such person exceeds $1,000,000 unless such compensation was based on performance goals determined by a compensation committee consisting solely of two or more non-employee directors and the performance goals are approved by the shareholders prior to payment.

Compensation of Executive Officers, 2001

McClatchy’s existing executive compensation program consists of three basic elements: base pay, short-term incentives and long-term incentives. In late 2000 the Committee set salary and incentive levels of McClatchy’s executive officers for fiscal 2001. At that time the Committee reviewed compensation data provided by an outside consultant to obtain perspective on compensation levels at McClatchy compared to companies within the newspaper industry, including those companies in the peer group.

Base Pay.    In determining salaries, the Committee reviews publicly available information on compensation at other newspaper companies, including companies in the Peer Group, and data provided by an outside consultant, with particular emphasis on salary levels at companies of a size, or adjusted to a size, comparable to McClatchy. The Committee generally targets salary structures at the median pay levels of those companies. The Committee also considers internal pay equity factors, general economic conditions, McClatchy’s performance and individual responsibility, experience and job performance. No specific weight is assigned to any particular factor. The Committee believes the base salaries for McClatchy’s executive officers generally are at or below the median base salaries for other newspaper companies, including companies in the Peer Group.

Short-Term Incentives (Management by Objective Annual Bonus Plan).    The Committee’s goal is to establish short-term incentive opportunities that are meaningful in relation to each executive’s total compensation and the executive’s level of responsibility. In general, in evaluating performance, the higher the level of responsibility, the greater the proportion of the executive’s total compensation is at risk. The Management by Objective Annual Bonus Plan, or MBO Plan, is an annual cash incentive plan that links awards to performance results of the prior year. Awards for 2001 under the MBO Plan, which applies to each executive officer other than the CEO, were based on full or partial achievement of pre-established performance goals relating to corporate results, business unit results and individual performance. Each performance objective is weighted to reflect its relative contribution to specific short-term and long-term financial, strategic and/or management practices goals applicable to the executive. To determine the bonus to which an executive is entitled, a certain number of points, targeted at 100, were awarded to each executive officer based upon his or her performance during the year. A certain percentage of total points possible, typically not exceeding 10%, is reserved for subjective evaluation. Points are applied as a percentage to an amount equal to a predetermined percent, varying from 40% to 60% (depending on the particular participant) of his or her base salary during the year. In addition, each of the Vice Presidents, Operations have the opportunity to earn points in excess of 100 based on the operating cash flow performance of the newspaper and other operations they oversee, up to an additional 50 points.

Long-Term Incentives

Stock Option Awards.    Non-qualified stock option awards are usually granted each year to selected management personnel, including all executive officers permitted by the terms of the employee stock option plans to participate. The Committee believes stock option awards help align the financial interests of the executive officers with those of shareholders. In fixing stock option grants, the Committee, through subjective evaluation processes, determines the award for the CEO, and as to the other participants, including the four other most highly compensated executive officers, considers the recommendation of the CEO. Elements given weight by the Committee in considering the number of options to be awarded are individual responsibility and accountability, anticipated contributions, and long-term value of the participant to McClatchy. The process employed by the Committee in determining individual awards under McClatchy’s employee stock option plans, including those of executive officers, relates primarily to levels of responsibility but also includes subjective factors not subject to predetermined specific criteria.

Long-Term Incentive Plan Awards.    In January 1998, McClatchy replaced its Executive Performance Plan, or EPP, with a Long-Term Incentive Plan, or LTIP. McClatchy shareholders approved the LTIP at the 1998 annual meeting. Awards for 2001 under McClatchy’s LTIP were made in late 2000. These awards are comprised of incentive units, each of which represents a contingent right to receive in cash an amount equal to $1 times the number of percentage points by which McClatchy’s pre-tax earnings (without giving effect to any gain or loss on the sale of assets) increase over a three-year performance period. The performance period for the 2001 LTIP awards began on January 1, 2001 and will end on December 28, 2003.

The Committee selects executives as participants in the LTIP and determines the number of incentive units awarded. In determining awards, the Committee, through a subjective evaluation process, sets the number of incentive units awarded to the CEO, and as to the other participants, including the four other most highly compensated executive officers, considers the recommendation of the CEO. The Committee believes LTIP awards contribute to keeping participating executives sharply focused upon maintenance of strong shareholder value even in challenging economic environments. The selection of participants and determination of award units relate primarily to levels of responsibility, but also include subjective factors not subject to specific criteria. As noted above, in 1998 McClatchy replaced the awards under the

EPP with awards under the LTIP. However, because EPP awards vest over a period of four years, commencing March 1 of the year following the year for which the grant was made, participating executives continued to receive cash payments under the EPP through 2001, as prior awards vested.

Compensation of the Chief Executive Officer, 2001

Base Pay.    Mr. Pruitt’s 2001 base pay was considered in late 2000 and was set at that time at $825,000. In setting Mr. Pruitt’s 2001 salary, the Committee considered his performance as CEO, McClatchy’s financial performance, as well as compensation of the chief executive officers of the other newspaper companies in the Peer Group.

Short-Term Incentives

CEO Bonus Plan.    Under the CEO Bonus Plan, the Committee determines the CEO’s bonus payment based on an objective formula established in advance by the Committee. In January of 2001, the Committee determined the formula for Mr. Pruitt’s 2001 bonus. Under this formula, Mr. Pruitt’s 2001 bonus was based on McClatchy’s actual results compared to targeted earnings per share and targeted operating cash flow. The target payout of 65% of Mr. Pruitt’s annual base pay is adjusted up or down based on McClatchy performance relative to targeted earnings per share and operating cash flow, with each measurement equally weighted at 32.5% of annual base pay. Given McClatchy’s 2001 earnings per share and operating cash flow performance, as compared to target, the Committee awarded Mr. Pruitt a cash bonus under the CEO Bonus Plan of $108,900 in January 2002.

In addition, the Committee also considered other aspects of Mr. Pruitt’s performance in 2001. Despite a difficult economic environment, McClatchy’s revenue performance in 2001 was among the best in the newspaper industry. Under Mr. Pruitt’s leadership, McClatchy continued its strict cost control efforts and implemented new advertising strategies at its newspapers to help offset revenue declines. McClatchy’s Internet operations in 2001 posted record use, revenue and cash flow. Moreover, in 2001 McClatchy shareholder value increased by 10.3%, based on the closing sales price of McClatchy’s Class A Common Stock on December 28, 2001, which was $47.00. Finally, McClatchy maintained its industry-leading circulation record, posting a 17th consecutive year of daily circulation growth. As a result of these and other market factors, the Committee determined to award Mr. Pruitt an additional bonus of $191,100.

Long-Term Incentives.    Generally, the Committee grants to the CEO his long-term incentive awards for the following year at the end of each year. His 2002 award, made in late 2001, consisted of non-qualified stock options to purchase an aggregate of up to 100,000 shares of McClatchy Class A Common Stock and 10,000 incentive units under the LTIP. Based on McClatchy’s performance and data provided by an outside consultant, the Committee believes these awards are reasonable and well within competitive practice for his level of responsibilities. Also, Mr. Pruitt received $30,119 in 2001 from vested awards under the EPP, which was replaced by the LTIP in 1998.

The Committee, in setting salary and bonus levels for Mr. Pruitt, and in fixing the number of stock option awards granted to Mr. Pruitt under McClatchy’s employee stock option plans, and incentive units awarded him under the LTIP, does not assign relative weight to the indicated factors. The process is primarily subjective in nature. Each Committee member may well accord a different weight to the various factors considered.

The tables which follow, and accompanying narrative, reflect the decisions covered by the above discussion.

Respectfully submitted by the members of the Compensation Committee of McClatchy.

WILLIAM K. COBLENTZ, Chairman
MOLLY MALONEY EVANGELISTI
LARRY JINKS
S. DONLEY RITCHEY
MAGGIE WILDEROTTER

Executive Compensation

The following tables set forth the annual compensation paid or accrued by McClatchy to or on behalf of the Chief Executive Officer and the four other most highly compensated executive officers for the fiscal years ended December 26, 1999, December 31, 2000 and December 30, 2001, respectively.

Summary Compensation Table

Long-Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(1)	Securities Underlying Options(#)		LTIP Payouts(2)	All Other Compensation ($)(3)
Pruitt, Gary B. Chairman, President and Chief Executive Officer	2001 2000 1999	$825,000 775,000 725,000	$300,000 425,025 525,000	$0 0 0	100,000 75,000 65,000		$238,280 0 0	$10,228 9,668 8,864
Whittaker, Frank R. J. Vice President, Operations	2001 2000 1999	$415,000 390,000 360,000	$134,563 133,845 162,000	$0 0 0	32,000 26,000 24,000		$107,676 0 0	$8,985 8,680 7,998
Weil, Robert Vice President, Operations	2001 2000 1998	$415,000 390,000 330,000	$103,510 89,957 162,000	$0 0 0	32,000 26,000 24,000		$107,676 0 0	$8,852 8,653 7,995
Talamantes, Patrick(4) Vice President, Finance, Chief Financial Officer and Treasurer	2001 2000 1999	$242,360 N/A N/A	$100,000 N/A N/A	$0 N/A N/A	44,000 N/A N/A	(5)	$ N/A N/A N/A	$484 N/A N/A
Morgan-Prager, Karole Vice President, General Counsel and Corporate Secretary	2001 2000 1999	$270,000 250,000 225,000	$102,308 69,750 78,000	$0 0 0	16,000 12,000 12,000		$59,820 0 0	$7,367 7,306 6,842

(1)
Does not include amounts paid to the executive officers under McClatchy’s Executive Performance Plan, which amounts were accrued by McClatchy in 1998 and reflected in the column “Other Annual Compensation” in McClatchy’s three previous proxy statements relating to its annual meeting of shareholders.

(2)
In January 1998 McClatchy adopted its Long-Term Incentive Plan. Awards under the LTIP consist of Incentive Units, each of which represents a contingent right to receive in cash an amount equal to $1 times the number of percentage points by which McClatchy’s pre-tax earnings increase over a three-year period. The first awards under this plan were granted in 1998 for the performance period beginning January 1, 1998, and ending December 31, 2000. The first payout was made in 2001.

(3)
The sum includes (i) contributions by McClatchy to McClatchy’s 401(k) Plan on behalf of each of the named executive officers to match pre-tax elective deferral contributions (included under Salary) made by each officer to such plan, and (ii) premium payments to continue life insurance coverage under the Group Executive Life

Insurance Plan at a level not otherwise available under McClatchy’s standard life insurance coverage. The amount of the contribution to McClatchy’s 401(k) Plan for each named executive officer (other than Mr. Talamantes) for 2001 was $6,800.

(4)	Mr. Talamantes joined McClatchy as Vice President, Finance and Chief Financial Officer on April 2, 2001.

(5)
Mr. Talamantes was granted an option on April 2, 2001, the date he joined McClatchy, to purchase up to 20,000 shares of Class A Common Stock and an option on December 12, 2001, to purchase up to 24,000 shares of Class A Common Stock.

Stock Option Awards

The following table contains information concerning stock option awards to the Chief Executive Officer and the four other most highly compensated executive officers during the year ended December 30, 2001. Annual stock option grants consist of stock options to purchase Class A Common Stock granted based upon assessment by the Compensation Committee of the individual’s past performance, level of responsibility and accountability, anticipated future contributions and long-term value to McClatchy. Stock options are granted at fair market value, have a ten-year term and vest in four equal annual installments beginning on March 1 following the year for which the award was made.

Option Grants in Last Fiscal Year

Name	Securities Underlying Options Granted(#)	% of Total Options Granted To Employees in Fiscal Year		Exercise or Base Price($/Sh)	Expiration Date	Grant Date Present Value($)(1)
Pruitt, Gary B.	100,000	18.37%		$45.98	12/12/11	$1,348,418
Weil, Robert J.	32,000	5.88%		45.98	12/12/11	431,494
Whittaker, Frank R. J.	32,000	5.88%		45.98	12/12/11	431,494
Talamantes, Patrick J.	20,000 24,000	3.67 4.41	% %	39.89 45.98	4/02/11 12/12/11	227,115 323,620
Morgan-Prager, Karole	16,000	2.94%		45.98	12/12/11	215,747

(1)
Options vest in increments of 25% over four years. The Grant Date Present Values are determined using the Black-Scholes Option Pricing Model. The Black-Scholes Option Pricing Model is one of the methods permitted by the SEC for estimating the present value of options. The Black-Scholes Option Pricing Model is based on assumptions as to certain variables as described below, and is not intended to estimate, and has no direct correlation to, the amount that an individual will actually realize upon exercise of options. The actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price over the exercise price on the date of exercise. The values listed above were based on the following assumptions: volatility (measured as the annualized standard deviation of the sample, as determined from the daily closing prices over the past 10 years, ending with December 28, 2001, the last trading day of the fiscal year) of .2691; risk free rates of return for such period of 2.1% to 5.0%; dividend yields for such period of 1.0% to 1.4%; and time of exercise ranging from one to seven years as the options vest.

Stock Option Exercises and Holdings

The following table shows the number of shares of Class A Common Stock represented by outstanding stock options held by the Chief Executive Officer and the four other most highly compensated executive officers as of December 30, 2001, and the value of such options based on the closing sales price of McClatchy’s Class A Common Stock on December 28, 2001, which was $47.00.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized($)	Number of Unexercised Options at FY-End(#) Exercisable/Unexercisable	Value of Unexercised Options at FY-End($) Exercisable/Unexercisable
Pruitt, Gary B.	23,758	$552,807	183,750/263,750	$3,820,813/$1,570,438
Weil, Robert J.	9,375	183,055	31,000/ 91,000	463,188/559,453
Whittaker, Frank R. J.	25,000	617,500	43,500/91,000	736,938/559,453
Talamantes, Patrick J.	0	0	0/44,000	0/166,680
Morgan-Prager, Karole	0	0	24,625/45,500	451,031/287,226

Long-term Incentive Awards

The following table shows the awards made to the Chief Executive Officer and the four other most highly compensated executive officers during the last fiscal year.

Long-Term Incentive Plans—Awards in Last Fiscal Year

	Number of units (#)	Performance period until maturation or payout	Estimated future payouts under non-stock price-based plans
Name			Threshold ($)	Target ($)(1)	Maximum ($)
Pruitt, Gary B	10,000	12/31/01-12/26/04	$0	$0	$1,000,000
Weil, Robert J.	3,200	12/31/01-12/26/04	0	0	1,000,000
Whittaker, Frank R. J.	3,200	12/31/01-12/26/04	0	0	1,000,000
Talamantes, Patrick J	2,000	12/31/01-12/26/04	0	0	1,000,000
Morgan-Prager, Karole.	1,600	12/31/01-12/26/04	0	0	1,000,000

(1)
LTIP payouts with respect to any award year will be based on increases in McClatchy’s pre-tax earnings over a three-year performance period, and paid at the rate of $1 per unit multiplied by the number of percentage points of increase in pre-tax earnings (subject to a maximum payout per award per individual of $1,000,000). Securities and Exchange Commission rules require McClatchy to show, in the “Target” column, payouts for the fiscal 2002 awards (made in late 2001) that would have been made based on fiscal year 2001 performance as an illustration of the payments that might be made under the LTIP in the future. Therefore, the amounts shown for the fiscal 2002 awards reflect the increase in pre-tax earnings in fiscal 2001 over 2000 (excluding the gain or loss on sales of assets). However, please note that no financial results for any portion of the performance period for the fiscal 2002 awards have actually been published. As a result, the actual value of these LTIP awards upon payout may differ significantly from the numbers set forth above.

Pension Plans

The following table shows the estimated annual pension benefits payable to the executive officers named below at normal retirement age (age 65) under McClatchy’s qualified defined benefit pension plan, as well as its nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with McClatchy:

Pension Plan Table

	Years of Service
Remuneration	5	10	15	20	25	30	35 and above
$200,000	$15,000	$30,000	$45,000	$60,000	$75,000	$90,000	$105,000
400,000	30,000	60,000	90,000	120,000	150,000	180,000	210,000
600,000	45,000	90,000	135,000	180,000	225,000	270,000	315,000
800,000	60,000	120,000	180,000	240,000	300,000	360,000	420,000
1,000,000	75,000	150,000	225,000	300,000	375,000	450,000	525,000
1,200,000	90,000	180,000	270,000	360,000	450,000	540,000	630,000
1,400,000	105,000	210,000	315,000	420,000	525,000	630,000	735,000
1,600,000	120,000	240,000	360,000	480,000	600,000	720,000	840,000

Benefits under the qualified defined pension plan are computed using basic compensation exclusive of overtime and other compensation; benefits under the supplemental plan are calculated using basic salary plus any annual cash bonus awarded. The benefits shown in the foregoing table are not subject to any deduction for social security or other offset amounts. For single persons, benefits are computed as straight life annuity amounts. Married persons may choose between straight life or joint and survivor annuity amounts. Covered compensation for the CEO and the four other most highly compensated executive officers would consist of the salary and bonus set forth in the Summary Compensation Table above, and for the CEO and the four other most highly compensated executive officers as of the end of the last fiscal year is: Gary B. Pruitt, $1,125,000; Robert J. Weil, $518,510; Frank R. J. Whittaker, $549,563; Patrick J. Talamantes, $342,360 and Karole Morgan-Prager, $372,308. If they remain employees until they reach 65, the years of credited service will be as follows: Gary B. Pruitt, 37.25; Robert J. Weil, 20.42; Frank R. J. Whittaker, 29.42; Patrick J. Talamantes 28.42 and Karole Morgan-Prager, 31.42.

Employment Agreement and Change in Control Arrangements

Employment Agreement

McClatchy has an Employment Agreement with its Chief Executive Officer, Gary Pruitt. The Agreement expires on June 1, 2004, or a later date to which the term of the Agreement is extended under the Agreement. Each June 1, the term of the agreement extends automatically for one year (so that effective on each June 1, the remaining term of employment is a full three-year period). The Board of Directors can elect to terminate the automatic extension feature of the Agreement. However, that election would only apply to term extensions that would become effective more than 60 days after the Board informs Mr. Pruitt that it has decided to terminate the automatic extensions. If during the term of the Agreement Mr. Pruitt’s employment is involuntarily terminated for any reason other than “cause,” “mental incompetence” or “disability,” or if he resigns for “good reason” (as these terms are defined in the Agreement), he would be entitled to a supplemental severance payment for the balance of the term of the Agreement equal to 300% of his base salary, at the rate then in effect. The severance payment can be made in a lump sum or, at Mr. Pruitt’s election (subject to the approval of the Board of Directors), in five equal annual installments. In addition, if a severance payment is made, Mr. Pruitt’s group insurance coverage would be continued until the third anniversary of the effective date of the termination of employment or until he and his dependents become eligible for comparable coverage as a result of his reemployment, whichever is earlier. If during the term of the Agreement Mr. Pruitt’s employment is terminated because of his disability, he would be entitled to a supplemental disability benefit in an amount equal to 60% of his base salary at the rate then in effect, reduced by all other disability benefits that are payable to him under McClatchy’s group insurance plan and all federal or state insurance programs. The supplemental disability benefit would be payable until the third anniversary of the effective date of the termination of employment or until disability benefits under McClatchy’s group insurance plan are discontinued, whichever is earlier. In addition, Mr. Pruitt’s group insurance benefits would be continued as long as any disability benefit is payable.

Change in Control Arrangements

With respect to any unexpired option that is granted on or after February 1, 2001 (including options granted to the named executive officers on or after such date), and notwithstanding any contrary provision of the 1994 Plan or any stock option agreement, upon a change of control (as defined in the 1994 Plan), the optionee is entitled to immediate 100% vesting of such option.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Mr. Coblentz, Chairperson, Ms. Evangelisti, Mr. Jinks, Mr. Ritchey and Ms. Wilderotter. None of these individuals was an officer or employee of McClatchy at any time during fiscal 2001. No current executive officer of McClatchy has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of Board of Directors or Compensation Committee of McClatchy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 31, 2001, Mr. Talamantes received a personal loan from McClatchy of $198,642 in order to assist him in the purchase of a home. Mr. Talamantes repaid this loan in full on July 16, 2001.

FIVE-YEAR PERFORMANCE GRAPH

The Securities and Exchange Commission requires that McClatchy include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with (i) a broad equity market index and (ii) an industry index or peer group. Shown below is a line graph comparing the percentage change in the cumulative total shareholder return on McClatchy’s Class A Common Stock against the cumulative total return of the S&P Midcap 400 Index and a peer group comprised of McClatchy and 12 other publicly-traded newspaper publishing companies for a period of five years ended December 30, 2001.

Comparison of Five-Year Cumulative Total Return* The McClatchy Company vs. The S&P Midcap 400 Index vs. A Peer Group Index

* $100 INVESTED ON 12/31/1996 IN STOCK OR INDEX—INCLUDING REINVESTMENT OF DIVIDENDS.

	Cumulative Total Return
	12/31/96	12/31/97	12/27/98	12/26/99	12/31/00	12/30/01
THE McCLATCHY COMPANY	100.00	98.42	117.99	160.67	159.71	177.80
S&P MIDCAP 400	100.00	132.25	157.53	180.72	212.36	196.43
PEER GROUP	100.00	158.18	165.06	204.08	181.81	189.99

The peer group index is comprised of the following publicly traded newspaper publishing companies, and is weighted according to market capitalization as of the beginning of each year: (1) Belo Corp., (2) Dow Jones & Company, (3) E. W. Scripps Company, (4) Gannett Co., Inc., (5) Journal Register Co., (6) Knight Ridder, Inc., (7) Lee Enterprises, Inc., (8) The McClatchy Company, (9) Media General, Inc., (10) The New York Times Company, (11) Pulitzer Publishing Company, (12) Tribune Company and (13) Washington Post Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of Mr. Ruiz, Chairman, Mr. Barnes, Mr. Jinks, Mrs. Lane and Mr. Ritchey, each of whom is independent (as that term is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards). The Board of Directors has adopted a written charter for the Audit Committee. Among other things, the Audit Committee:

•	recommends the appointment of the independent auditors to the Board of Directors;

•	reviews the scope and approach of independent auditors’ proposed audit;

•
discusses with McClatchy’s independent auditors the financial statements and audit findings, including discussions with McClatchy’s independent auditors regarding any significant adjustments, management judgments and accounting estimates, significant new accounting policies and any disagreements with management;

•	reviews the performance of and the fee arrangements with the independent auditors;

•
reviews on a continuing basis the effectiveness and adequacy of McClatchy’s systems of financial reporting and internal accounting controls, and the scope and results of internal monitoring, procedures, including regular reports from McClatchy’s internal audit staff; and

•	confirms and assures the independence of the auditors.

In this context, the Audit Committee hereby reports as follows:

•	it has reviewed and discussed the audited financial statements with management;

•	it has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as may be modified or supplemented;

•	it has discussed with the independent auditors the auditors’ independence; and

•
it has received the written disclosures and the letter from McClatchy’s independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented.

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in McClatchy’s Annual Report on Form 10-K for the year ended December 30, 2001.

Respectfully submitted by the members of the Audit Committee of McClatchy.

FR	EDERICK R. RUIZ, Chairman
LE	ROY BARNES, JR.
LA	RRY JINKS
JOA	N LANE
S.	DONLEY RITCHEY

RATIFICATION OF INDEPENDENT AUDITORS (Proposal 2 on Proxy)

The Board of Directors has appointed, subject to ratification by the shareholders, Deloitte & Touche LLP as independent auditors for the fiscal year ending December 29, 2002. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire. They will also be available to respond to appropriate questions.

Fees billed to McClatchy by Deloitte & Touche LLP for Fiscal 2001

Audit Fees.    Audit fees billed to McClatchy by Deloitte & Touche LLP for the audit of McClatchy’s fiscal 2001 annual financial statements and for the review of the financial statements included in McClatchy’s quarterly reports on Form 10-Q totaled $488,800.

Financial Information Systems Design and Implementation Fees.    McClatchy did not engage Deloitte & Touche LLP to provide advice to McClatchy regarding financial information systems design and implementation during the fiscal year ended December 30, 2001.

All Other Fees.    The aggregate fees billed to McClatchy by Deloitte & Touche LLP for services rendered to McClatchy during its 2001 fiscal year, other than the services described above under “Audit Fees,” totaled $1,322,194, which includes $1,237,400 for tax consultation and compliance services and $84,794 for the audits of certain employee benefit plans.

Ratification of this item requires an affirmative vote of a majority of the aggregate voting power of the shares of Class A and Class B Common Stock present or represented at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF
DELOITTE & TOUCHE LLP AS McCLATCHY’S INDEPENDENT AUDITORS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Securities and Exchange Commission regulations require McClatchy to identify the names of persons who failed to file or filed late a report required under Section 16 of the Securities Exchange Act of 1934, or the Exchange Act. Generally, the reporting regulations under Section 16 require directors, executive officers and greater than 10% shareholders to report changes in beneficial ownership of McClatchy’s Class A Common Stock. To McClatchy’s knowledge, based upon a review of the copies of such reports furnished to McClatchy and written representations that no other reports were required, during the year ended December 30, 2001, none of the directors, executive officers and beneficial owners of greater than 10% of McClatchy’s Class A Common Stock failed to file on a timely basis the forms required by Section 16(a) of the Exchange Act.

OTHER MATTERS

The Board of Directors does not know of any business to be presented at the annual meeting other than the matters set forth above, but if other matters properly come before the meeting your proxy holders will vote on the matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

Proposals of shareholders to be presented at McClatchy’s annual meeting of shareholders in 2003 must be received at the Corporate Secretary’s office, 2100 Q Street, Sacramento, California 95816, no later than November 29, 2002, to be considered for inclusion in the proxy statement and proxy for that meeting. The deadline for submitting a shareholder proposal that is to be considered at, but not to be included in the proxy statement for, the annual meeting of shareholders to be held in 2003 is February 12, 2003.

By	Order of the Board of Directors

Ka	role Morgan-Prager, Corporate Secretary

March 29, 2002

THE McCLATCHY COMPANY

CLASS A COMMON PROXY

Proxy Solicited by the Board of Directors
for the Annual Meeting of Shareholders to be held on May 15, 2002.

The undersigned hereby appoints Gary Pruitt and Karole Morgan-Prager, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes either of them to represent and to vote, as designated herein, all the shares of the Class A Common Stock of The McClatchy Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 15, 2002, or any postponement or adjournment thereof.

This proxy when properly executed will be voted as directed by the undersigned shareholder. If no such directions are made, this proxy will be voted FOR the election of directors and FOR item 2.

COMMENTS/ADDRESS CHANGE:
PLEASE MARK COMMENT/ADDRESS CHANGE ON REVERSE SIDE

(Continued and to be dated and signed, on other side)

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
ñ FOLD AND DETACH HERE ñ

Please mark your votes as indicated in this example	☒

1. To elect directors to serve until the next Annual Meeting of Shareholders and until their successors are elected or chosen.

FOR all nominees listed to the right (except as marked to the contrary) ☐	WITHHOLD AUTHORITY (to vote for all nominees listed at right) ☐
Nominees:    01 Elizabeth Ballantine, 02 Leroy Barnes, Jr., 03 S. Donley Ritchey, 04 Maggie Wilderotter

(INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee’s name below)

_________________________________________________
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
		2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2002.			I PLAN TO ATTEND MEETING	☐
		FOR ☐	AGAINST ☐	ABSTAIN ☐	COMMENTS/ADDRESS CHANGE Please mark the box if you have written comments/address change on the reverse side.	☐

Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:_________________________________, 2002

____________________________________________
Signature

____________________________________________
Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
ñ FOLD AND DETACH HERE ñ

THE McCLATCHY COMPANY

YOUR VOTE IS IMPORTANT TO THE COMPANY

PLEASE SIGN AND RETURN YOUR PROXY BY
TEARING OFF THE TOP PORTION OF THIS SHEET
AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE

THE McCLATCHY COMPANY

CLASS B COMMON PROXY

Proxy Solicited by the Board of Directors
for the Annual Meeting of Shareholders to be held on May 15, 2002.

The undersigned hereby appoints Gary Pruitt and Karole Morgan-Prager, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes either of them to represent and to vote, as designated herein, all the shares of the Class B Common Stock of The McClatchy Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 15, 2002, or any postponement or adjournment thereof.

This proxy when properly executed will be voted as directed by the undersigned shareholder. If no such directions are made, this proxy will be voted FOR the election of directors and FOR item 2.

COMMENTS/ADDRESS CHANGE:
PLEASE MARK COMMENT/ADDRESS CHANGE ON REVERSE SIDE

(Continued and to be dated and signed, on other side)

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
ñ FOLD AND DETACH HERE ñ

Please mark your votes as indicated in this example	☒

1. To elect directors to serve until the next Annual Meeting of Shareholders and until their successors are elected or chosen.

FOR all nominees listed to the right (except as marked to the contrary) ☐	WITHHOLD AUTHORITY (to vote for all nominees listed at right) ☐
Nominees: 01 William K. Coblentz, 02 Molly Maloney Evangelisti, 03 Larry Jinks, 04 Joan F. Lane, 05 James B. McClatchy, 06 Kevin S. McClatchy, 07 William Ellery McClatchy, 08 Theodore Mitchell, 09 Erwin Potts, 10 Gary B. Pruitt, 11 Frederick R. Ruiz

(INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee’s name below)

_________________________________________________
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
		2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2002.			I PLAN TO ATTEND MEETING	☐
		FOR ☐	AGAINST ☐	ABSTAIN ☐	COMMENTS/ADDRESS CHANGE Please mark the box if you have written comments/address change on the reverse side.	☐

Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:_________________________________, 2002

____________________________________________
Signature

____________________________________________
Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
ñ FOLD AND DETACH HERE ñ

THE McCLATCHY COMPANY

YOUR VOTE IS IMPORTANT TO THE COMPANY

PLEASE SIGN AND RETURN YOUR PROXY BY
TEARING OFF THE TOP PORTION OF THIS SHEET
AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE